Exhibit 107
CALCULATION OF FILING FEE TABLE
Form S-8
(Form Type)
SoFi Technologies, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common stock, $0.0001 par value per share	Other	46,694,806	(2)	$5.34	(3)	$249,350,264	$0.0001102	$27,478.40
		Total Offering Amounts						$249,350,264		$27,478.40
		Total Fees Previously Paid						—		—
		Total Fee Offsets						—		—
		Net Fee Due						$249,350,264		$27,478.40
(1)Pursuant to Rule 416(a) of the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)Represents 46,694,806 additional shares of common stock, $0.0001 par value per share (the “Stock”) that were added to the shares authorized for issuance under the Amended and Restated 2021 Stock Option and Incentive Plan (the “Plan”), which are in addition to shares of Stock previously registered in connection with the Plan on Registration Statements on Form S-8 filed with the Securities and Exchange Commission on August 6, 2021 and on September 12, 2022.
(3)Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) of the Securities Act, based upon the average of the high and low selling prices of common stock on March 13, 2023, as reported on the Nasdaq Global Select Market.